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Exhibit 4.4

THE TITAN CORPORATION

8% SERIES A SENIOR SUBORDINATED NOTE
DUE 2011

         CUSIP: U8884W AA 8
ISIN: USU8884WAA81

No. S-1	$720,000

        The Titan Corporation, a Delaware corporation (hereinafter called the "Company" which term includes any successors under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of Seven Hundred Twenty Thousand Dollars, on May 15, 2011.

        Interest Payment Dates: May 15 and November 15, commencing November 15, 2003.

        Record Dates: May 1 and November 1.

        Reference is made to the further provisions of this Note on the reverse side, which shall, for all purposes, have the same effect as if set forth at this place.

        IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

The Titan Corporation a Delaware corporation
By:	/s/ NICHOLAS J. COSTANZA
Name: Title:
By:	/s/ MARK W. SOPP
Name: Title:

TRUSTEE'S CERTIFICATE OF AUTHENTICATION

        This is one of the Notes described in the within-mentioned Indenture.

Deutsche Bank Trust Company Americas, as Trustee
By:	/s/ WANDA CAMACHO
Authorized Signatory

Dated: May 15, 2003

(Back of Note)

8% Series A Senior Subordinated Notes due 2011

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.6 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.6(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) ("DTC"), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE CASH PAYMENTS OF INTEREST DURING THE PERIOD WHICH SUCH HOLDER HOLDS THIS NOTE. NOTHING IN THIS LEGEND SHALL BE DEEMED TO PREVENT INTEREST FROM ACCRUING ON THIS NOTE.

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO THE COMPANY, (II) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (III) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (IV) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES

ACT, INCLUDING THE EXEMPTION PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (V) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (V) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

        Capitalized terms used herein shall have the meanings assigned to them in the Indenture (as defined below) unless otherwise indicated.

        1.    Interest.    the Company promises to pay interest on the principal amount of this Note at 8% per annum from the Issue Date until maturity and shall pay the Liquidated Damages, if any, payable pursuant to Section 6 of the Registration Rights Agreement referred to below. The Company shall pay interest (and Liquidated Damages, if any) semi-annually on May 15 and November 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an "Interest Payment Date"). The first Interest Payment Date shall be November 15, 2003. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a Record Date (defined below) referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date. The Company shall pay interest (including Accrued Bankruptcy Interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate then in effect; it shall pay interest (including Accrued Bankruptcy Interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (and Liquidated Damages, if any) (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

        2.    Method of Payment.    The Company shall pay interest on the Notes (except defaulted interest) (and Liquidated Damages, if any) to the Persons who are registered Holders of Notes at the close of business on the May 1 or November 1 next preceding the Interest Payment Date (each a "Record Date"), even if such Notes are cancelled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes shall be payable as to principal, interest, premium, if any, (and Liquidated Damages, if any) at the office or agency of the Company maintained within the City and State of New York for such purpose, or, at the option of the Company, payment of interest (and Liquidated Damages, if any) may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds to an account within the United States shall be required with respect to principal of and interest, premium, if any (and Liquidated Damages, if any), on all Global Notes. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

        3.    Paying Agent and Registrar.    Initially, Deutsche Bank Trust Company Americas, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

        4.    Indenture.    The Company issued the Notes under an Indenture dated as of the Issue Date ("Indenture") by and among the Company, the Guarantors party thereto and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.

        5.    Optional Redemption.

        (a)   Except as set forth in clause (b) of this Section and clause (b) of Section 3.7 of the Indenture, the Company shall not have the option to redeem the Notes pursuant to this Section or Section 3.7 of the Indenture prior to May 15, 2007. The Notes shall be redeemable for cash at the option of the Company, in whole or in part, at any time on or after May 15, 2007, upon not less than 30 days nor more than 60 days prior notice mailed by first class mail to each Holder at its last registered address, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing May 15 of the years indicated below, in each case together with accrued and unpaid interest (and Liquidated Damages, if any) thereon to the date of redemption of the Notes (the "Redemption Date"):

Year	Percentage
2007	104.0%
2008	102.0%
2009 and thereafter	100.0%

        (b)   Notwithstanding the provisions of clause (a) of this Section or clause (a) of Section 3.7 of the Indenture, at any time on or prior to May 15, 2006, upon one or more Public Equity Offerings of the Company's common stock for cash, up to 35% of the aggregate principal amount of the Notes issued pursuant to the Indenture may be redeemed at the Company's option within 90 days of the closing of any such Public Equity Offering, on not less than 30 days, but not more than 60 days, notice to each Holder of the Notes to be redeemed, with cash received by the Company from the Net Cash Proceeds of such Public Equity Offering, at a redemption price equal to 108% of principal, together with accrued and unpaid interest (and Liquidated Damages, if any) thereon to the Redemption Date; provided, however, that immediately following each such redemption not less than 65% of the aggregate principal amount of the Notes originally issued pursuant to the Indenture on the Issue Date remain outstanding.

        (c)   Notice of redemption shall be mailed by first class mail at least 30 days but not more than 60 days prior to date fixed for redemption to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the register books of our registrar. Notes in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption unless the Company defaults in such payments due on the redemption date.

        6.    Mandatory Redemption.    If the HIGH TIDES Redemption has not occurred by the Trigger Date, the Company shall, in accordance with the procedures set forth in Section 3.8 of the Indenture, redeem (a "Mandatory Redemption") all of the outstanding Notes, for a price equal to 101% of their principal amount, plus accrued and unpaid interest thereon through the redemption date (the "Mandatory Redemption Price"). The Mandatory Redemption must occur no later than 10 days after the Trigger Date. Except for a Mandatory Redemption, the Company shall not, and the Guarantors shall not, be required to make mandatory redemption payments with respect to the Notes and the Notes shall not have the benefit of any sinking fund.

        7.    Offers to Purchase.

        (a)   Change of Control. In the event that a Change of Control has occurred, each Holder of Notes shall have the right, at such Holder's option, pursuant to an offer (subject only to conditions required by applicable law, if any) by the Company (the "Change of Control Offer"), to require the Company to repurchase all or any part of such Holder's Notes (provided, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date (the "Change of Control Purchase Date") that is no later than 35 Business Days after the occurrence of such Change of Control, at a cash price equal to 101% of the principal amount thereof, together with accrued and unpaid interest (and Liquidated Damages, if any), to the Change of Control Purchase Date.

        The Change of Control Offer shall be made within 15 Business Days following a Change of Control and shall remain open for at least 20 Business Days following its commencement (the "Change of Control Offer Period"). Upon expiration of the Change of Control Offer Period, the Company shall promptly purchase all Notes properly tendered in response to the Change of Control Offer.

        (b)   Asset Sale. If the Company or its Subsidiaries consummates an Asset Sale, within 30 days after the date that the amount of Excess Proceeds exceeds $15,000,000, the Company shall apply an amount equal to the Excess Proceeds by making an offer to repurchase the Notes and such other Indebtedness with similar provisions requiring the Company to make an offer to purchase such Indebtedness with the proceeds from such Asset Sale pursuant to a cash offer (subject only to conditions required by applicable law, if any) (pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Notes and such other Indebtedness then outstanding) (the "Asset Sale Offer") at a purchase price of 100% of the principal amount of the Notes (or accreted value in the case of Indebtedness issued with an original issue discount), together with accrued and unpaid interest (and Liquidated Damages, if any) to the date of payment. Each Asset Sale Offer shall remain open for a minimum of 20 Business Days following its commencement.

        8.    Denominations, Transfer, Exchange.    The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a Record Date and the next succeeding Interest Payment Date.

        9.    Persons Deemed Owners.    The registered Holder of a Note may be treated as its owner for all purposes.

        10.    Amendment, Supplement and Waiver.    Subject to certain exceptions, the Indenture, the Notes or the Guarantees may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and, subject to Sections 6.4 and 6.7 of the Indenture, any existing Default or Event of Defaults (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture, the Notes or the Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes). Without the consent of any Holder of a Note, the Indenture, the Notes or the Guarantees may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of the Notes in case of a merger or consolidation, to provide for additional Guarantees as set forth in the Indenture or for the release or assumption of Guarantees in compliance with the Indenture, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the rights under the Indenture of any such Holder, to comply with the provisions of the Depositary, Euroclear or Clearstream or the Trustee with respect to the provisions of the Indenture or the Notes relating to transfers and exchanges of Notes or beneficial interests therein, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA or to provide for the issuance of additional Notes in accordance with the limitations set forth in the Indenture.

        11.    Defaults and Remedies.    The Indenture provides that each of the following constitutes an Event of Default:

          (1)   the Company's failure to pay any installment of interest (or Liquidated Damages, if any) on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days;

          (2)   the Company's failure to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, on Notes validly tendered and not properly withdrawn pursuant to a Change of Control Offer or Asset Sale Offer, as applicable;

          (3)   the Company's failure or the failure by any of the Company's Subsidiaries to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, except for the provisions under Sections 4.9, 4.12, 4.13, 5.1 and 5.2 of the Indenture, the continuance of such failure for a period of 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding;

          (4)   a court having jurisdiction in the premises enters a decree or order for (a) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable Bankruptcy Law now or hereafter in effect, (b) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (c) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

          (5)   the Company or any Significant Subsidiary (a) commences a voluntary case under any applicable Bankruptcy Law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (b) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (c) effects any general assignment for the benefit of creditors;

          (6)   a default in the Company's Indebtedness or the Indebtedness any of the Company's Subsidiaries with an aggregate amount outstanding in excess of $10,000,000 (a) resulting from the failure to pay principal at maturity or (b) as a result of which the maturity of such Indebtedness has been accelerated prior to its stated maturity;

          (7)   final unsatisfied judgments not covered by insurance aggregating in excess of $10,000,000, at any one time rendered against the Company or any of the Company's Subsidiaries and not stayed, bonded or discharged within 60 days; and

          (8)   any Guarantee of a Guarantor ceases to be in full force and effect or becomes unenforceable or invalid or is declared null and void (other than in accordance with the terms of the Guarantee and this Indenture) or any Guarantor denies or disaffirms its Obligations under its Guarantee.

        Holders may not enforce the Indenture or the Notes except as provided in the Indenture or in the TIA. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes.

        If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders of Notes a notice in the manner and to the extent provided by Section 313(c) of the TIA of the Default or Event of Default within 90 days after it occurs.

        12.    Subordination.    The Notes and the Guarantees are subordinated in right of payment, to the extent and in the manner provided in Section 10.7 and Article XI of the Indenture, to the prior payment in full in cash of all Senior Debt. The Company and the Guarantors agree, and each Holder by accepting a Note consents and agrees, to the subordination provided in the Indenture and authorizes the Trustee to give it effect.

        13.    Trustee Dealings with Company.    The Trustee, in its individual or any other capacity, may become the owner of pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.

        14.    No Recourse Against Others.    No past, present or future director, officer, employee, incorporator or stockholder (direct or indirect) of the Company or the Guarantors (or any such successor entity), as such, shall have any liability for any Obligations of the Company or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such Obligations or their creation, except in their capacity as an obligor or Guarantor of the Notes in accordance with the Indenture. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

        15.    Authentication.    This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

        16.    Abbreviations.    Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

        17.    Additional Rights of Holders of Transfer Restricted Notes.    In addition to the rights provided to Holders of Notes under the Indenture, Holders of Transfer Restricted Notes shall have all the rights set forth in the Registration Rights Agreement dated as of the date of the Indenture, among the Company, the Guarantors parties thereto and the Initial Purchaser (the "Registration Rights Agreement").

        18.    CUSIP Numbers.    Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and/or ISIN numbers to be printed on the Notes and the Trustee shall use CUSIP and/or ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon, and any such redemption shall not be affected by any defect in or omission of such numbers.

        19.    Governing Law.    THE INDENTURE, THE NOTES AND THE GUARANTEES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL LAWS AND RULES 327(b).

        The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

          The Titan Corporation
          3033 Science Park Road
          San Diego, CA 92121
          Attention: Nicholas J. Costanza, Senior Vice President, General Counsel and Secretary
          (858) 552-9477

Assignment Form

To assign this Note, fill in the form below: (I) or (We) assign and transfer this Note to

(Insert assignee's soc. sec. or tax I.D. no.)

(Print or type assignee's name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*

*NOTICE: The Signature must be guaranteed by an Institution which is a member of one of the following recognized signature Guarantee Programs: (i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP); or (iv) in such other guarantee program acceptable to the Trustee.

Option of Holder to Elect Purchase

        If you want to elect to have this Note purchased by the Company pursuant to Section 4.12 or Section 4.13 of the Indenture, check the box below:

☐  Section 4.12                                                                         ☐  Section 4.13

        If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.12 or Section 4.13 of the Indenture, state the amount you elect to have purchased (in denominations of $1,000 only, except if you have elected to have all of your Notes purchased): $

Date:	Your Signature:
(Sign exactly as your name appears on the Note)

Social Security or Tax Identification No.:

Signature Guarantee*

*NOTICE: The Signature must be guaranteed by an Institution which is a member of one of the following recognized signature Guarantee Programs: (i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP); or (iv) in such other guarantee program acceptable to the Trustee.

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

        The following exchanges of an interest in this Global Note for an interest in another Global Notes or for a Definitive Note, or exchanges of an interest in another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease (or Increase)	Signature of Authorized Officer of Trustee or Note Custodian

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  Exhibit 4.4
THE TITAN CORPORATION 8% SERIES A SENIOR SUBORDINATED NOTE DUE 2011
TRUSTEE'S CERTIFICATE OF AUTHENTICATION
Option of Holder to Elect Purchase
SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE